Exhibit 10.14

WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Waiver and Amendment”), dated as of March 28, 2017, is entered into by and between Medical Transcription Billing Corp., a Delaware corporation (“Borrower”), and Opus Bank, a California commercial bank (“Bank”), with reference to the following facts:

RECITALS

A.       Borrower and Bank are parties to the Credit Agreement dated as of September 2, 2015, as amended (collectively, the “Credit Agreement”), and certain other related Loan Documents, pursuant to which Bank provides revolving and term credit facilities to Borrower.

B.       Certain Events of Default have occurred and are continuing under the Credit Agreement. Such Events of Default occurred under Section 8.1B of the Credit Agreement and are a consequence of Borrower’s breach for the compliance test dates of January 31, 2017 and February 28, 2017 of the minimum Asset Coverage Ratio covenant set forth in Section 5.3B of the Credit Agreement.

C.       Borrower has requested that Bank waive each of the Events of Default described in Recital B and any other known or unknown Event of Default that may exist as of the date of this Waiver and Amendment (the Events of Default described in Recital B and any other known or unknown Event of Default existing on the date hereof being referred to hereinafter collectively as the “Existing Events of Default”), and Bank is willing to waive the Existing Events of Default as set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.       Defined Terms. All initially capitalized terms used in this Waiver and Amendment (including in the recitals hereto) without definition shall have the respective meanings set forth for such terms in the Credit Agreement.

2.       Waiver of Existing Events of Default. Bank hereby waives each of the Existing Events of Default.

3.       Additional Capital Contribution; Application of Proceeds. Borrower shall complete an offering of additional preferred shares (the “Additional Offering”) or raise additional equity financing with gross proceeds of at least $3,000,000 prior to August 31, 2017 or to such extended deadline to which Bank may agree. Borrower shall apply not less than one-third (1/3) of the net proceeds realized by Borrower from the Additional Offering (i.e., the gross proceeds less all transaction costs and expenses incurred by Borrower in connection with the Additional Offering, including the fees and expenses of attorneys, investment bankers, accountants and other professionals) to the repayment of Borrower’s loans from the Bank under the Credit Agreement in the following order:

first, to Loan # 50201139;

second, to Loan #50201143;

third, to Loan #50201166; and

fourth, to Loan #50201142.

4.       Increases in Interest Rates. The interest rate charged on the principal balance of Borrower’s Liabilities to the Bank under the Credit Agreement (the “Interest Rate”) will be increased by fifty basis points (50 bps) per annum on June 30, 2017. The Interest Rate will be increased by an additional one hundred basis points (100 bps) per annum on September 30, 2017 and by an additional two hundred basis points (200 bps) per annum on December 31, 2017.

5.       Amendments to Agreement with Prudential. Borrower will not enter into any additional amendment of its Assignment Agreement with The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (“Prudential”), dated as of October 3, 2016 and amended on January 3, 2017 and January 23, 2017 (collectively, the “Prudential Assignment”) without Bank’s prior written consent, which shall not be unreasonably withheld. Borrower’s failure to satisfy the payment obligations set forth in the Prudential Assignment shall not constitute or otherwise give rise to an Event of Default under the Credit Agreement.

6.       Suspension of Existing Financial Covenants; New Financial Covenants. Section 5.3 of the Credit Agreement is hereby amended and restated to read in full as follows:

“5.3       Financial Covenants. Until all outstanding Liabilities (other than inchoate indemnity obligations) under this Agreement are paid in full and all of Bank’s commitments hereunder have terminated or expired, Borrower will not:

A.       Minimum Cash Balances.       (1) Permit Borrower’s aggregate cash balances in all deposit accounts to be less than $1,000,000 at the end of any fiscal month or (2) permit Borrower’s aggregate cash balances in all deposit accounts to be less than $600,000 for more than 5 consecutive Business Days.

B.       Minimum Quarterly Revenue.       Permit Borrower’s gross revenues to be less than the following applicable amount for any fiscal quarter of Borrower’s fiscal year 2017:

Fiscal Quarter Ending	Minimum Required Revenues

3/31/17	$7,400,000
6/30/17	$7,500,000
9/30/17	$7,600,000
12/31/17	$7,700,000

2

C.       Minimum Quarterly Consolidated Adjusted EBITDA.       Permit Borrower’s Consolidated Adjusted EBITDA to be less than the following applicable amount for any fiscal quarter of Borrower’s fiscal year 2017:

Fiscal Quarter Ending	Minimum Consolidated Adjusted EBITDA

3/31/17	$300,000
6/30/17	$600,000
9/30/17	$1,100,000
12/31/17	$1,500,000

7.       Delivery of Projections for Fiscal 2018; Fiscal 2018 Financial Covenants. Borrower will deliver financial projections for its fiscal year 2018 to Bank no later than November 30, 2017. Bank will advise Borrower of the required financial covenants for 2018 within 60 days after Bank receives Borrower’s financial projections.

8.       13-Week Rolling Cash Flow Forecasts. Borrower shall deliver to Bank weekly, commencing on April 5, 2017 and continuing on Wednesday of each week thereafter, 13-week cash flow forecasts, together with an analysis of the previous week’s results in comparison to forecasted results and otherwise in a form reasonably satisfactory to Bank.

9.       Acquisitions. Notwithstanding anything to the contrary set forth in Section 5.2G of the Credit Agreement, Section 5.2K of the Credit Agreement, or any other provision of the Credit Agreement or of any other Loan Document, Borrower may not consummate any additional Acquisitions without the prior written consent of Bank.

10.       Waiver and Amendment Fee. In consideration of Bank’s agreement to enter into this Waiver and Amendment and grant the accommodations hereunder to Borrower, on the effective date of this Waiver and Amendment, Borrower shall pay to Bank a one-time fee of $40,000 (the “Waiver and Amendment Fee”). The Waiver and Amendment Fee shall be fully earned and non-refundable when due. Borrower hereby authorizes Bank to effect payment of the Waiver and Amendment Fee by debiting Borrower’s operating demand deposit account maintained with Bank.

11.       Bank Costs and Expenses. Borrower shall be liable to reimburse Bank for all out-of-pocket costs and expenses that Bank incurs in connection with the preparation of this Waiver and Amendment, including all documented legal fees and expenses of Bank’s outside counsel.

12.       Effectiveness. This Waiver and Amendment shall become effective on the date when Bank shall have (a) executed this Waiver and Amendment, (b) received a counterpart of this Waiver and Amendment executed by Borrower and (c) received payment of the Waiver and Amendment Fee.

3

13.       General Release.

A.       In consideration of the agreements of Bank contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Bank, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Bank and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever that arises at any time on or before the day and date of this Waiver and Amendment for or on account of, or in relation to, or in any way in connection with any of the Loan Documents or transactions thereunder or related thereto or hereunder.

B.       It is the intention of Borrower that this Waiver and Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that Releasors may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Waiver and Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with section 1542 of California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that it may have under section 1542 to the full extent that it may lawfully waive such rights and benefits, and Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of section 1542 and that it has been advised by its attorney as to the significance and consequences of this waiver.

C.       Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions of such release.

D.       Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

4

E.       Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to this Section 13. If Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, Borrower, for itself and each other Releasor, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

14.       General Amendment Provisions.

A.       The Credit Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms, and Borrower hereby ratifies and confirms the Credit Agreement in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Waiver and Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Bank under the Credit Agreement or any other Loan Document, as in effect prior to the date hereof. Borrower hereby ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with this Waiver and Amendment.

B.       THIS WAIVER AND AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’S LAWS OF CONFLICTS). BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY OF THE LIABILITIES MAY BE BROUGHT BY THE BANK IN ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN FRANCISCO, CALIFORNIA, AS THE BANK IN ITS SOLE DISCRETION MAY ELECT. BY THE EXECUTION AND DELIVERY OF THIS WAIVER AND AMENDMENT, BORROWER SUBMITS TO AND ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER WAIVES ANY CLAIM THAT THE STATE OF CALIFORNIA IS NOT A CONVENIENT FORUM OR THE PROPER VENUE FOR ANY SUCH SUIT, ACTION OR PROCEEDING.

C.       Borrower represents and warrants to Bank that: (i) to the best of Borrower’s knowledge, after giving effect to the waiver pursuant to Section 2 hereof of the Events of Default described in Recital B to this Waiver and Amendment, no Default or Event of Default has occurred and is continuing (or would result from the amendments to the Credit Agreement contemplated hereby); (ii) Borrower’s execution, delivery and performance of this Waiver and Amendment has been duly authorized by all necessary corporate action and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; (iii) this Waiver and Amendment, the Credit Agreement, as modified by this Waiver and Amendment, and each of the other Loan Documents constitutes the legal, valid and binding obligation of Borrower and are enforceable against Borrower in accordance with their terms; (iv) Borrower’s obligations under the Credit Agreement (as amended by this Waiver and Amendment) and the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim; and (v) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this Waiver and Amendment (except for representations and warranties that expressly relate to an earlier date, which are true and correct in all material respects as of such earlier date) and that after giving effect to the waiver hereunder of the Existing Events of Default, no Event of Default has occurred and is continuing.

5

D.       This Waiver and Amendment constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Summary of Indicative Terms and Conditions dated March 24, 2017 between Borrower and Bank.

E.       This Waiver and Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

F.       This Waiver and Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Waiver and Amendment (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.

[Rest of page intentionally left blank; signature page follows]

6

IN WITNESS WHEREOF, the undersigned have executed this Waiver and Amendment by their respective duly authorized officers as of the first date above written.

MEDICAL TRANSCRIPTION BILLING CORP.,
a Delaware corporation

By:	/s/ Mahmud Haq
Name:	Mahmud Haq
Title:	CEO

Waiver and Third Amendment to Credit Agreement

OPUS BANK,
a California commercial bank

By:	/s/ Andrew Jarvis
Name:	Andrew Jarvis
Title:	FVP

Waiver and Third Amendment to Credit Agreement